UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  March 2, 2007
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 (Regulation FD Disclosure)

Attachment I of this Form 8-K contains information that is being posted on IBM’s Investor Relations website (www.ibm.com/investor/). All of the information in Attachment I is hereby furnished.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 2, 2007

By:	/s/ Andrew Bonzani
Andrew Bonzani
Vice President,
Assistant General Counsel & Assistant Secretary

ATTACHMENT I

IBM ACQUISITION PERFORMANCE - ON TRACK

IBM invests broadly in research, product development, skilled resources, manufacturing capacity, strategic alliances and, increasingly, acquisitions to deliver higher value solutions to our customers.  Over the past five years, IBM has invested nearly $16 billion in acquiring more than 60 companies, making it the most acquisitive company in the technology industry, based on volume of transactions.

“In today’s rapidly changing marketplace, one must look at all sources of innovation to sustain one’s value proposition to the customer.  As a consequence, IBM has become more and more acquisitive.”  Mark Loughridge, IBM Chief Financial Officer

Industry data consistently shows that the majority of acquisitions fail to achieve their business objectives.  To improve on the industry performance level, and yield adequate shareholder returns on investment, IBM has built an integrated, end-to-end acquisition process, invested in its acquisition infrastructure, and developed a comprehensive strategic acquisition profile.

“We measure our acquisition performance closely and hold the entire acquisition team, from strategy through integration, accountable for performance.”  Mark Loughridge, IBM Chief Financial Officer

IBM’s acquisition strategy focuses on rapidly scaling acquired ‘products’ by leveraging its brand and robust worldwide distribution capabilities.  Acquisitions are also used to accelerate IBM’s presence in emerging, high-growth market segments.

During its Investor Briefing in India in June 2006, IBM presented the financial returns from the 24 acquisitions completed between 2002 and 2004 below $500 million.  This analysis was recently extended to include acquisitions completed in 2005, which brings the total from 24 to 39 acquisitions.

The results of this analysis, as reflected in the chart below, confirm the performance metrics shared in India.  IBM’s average acquisition doubled its direct revenue within two years, and generated positive pre-tax income (PTI) in its first year, excluding the non-cash amortization of intangibles resulting from the acquisition.  Additionally, IBM’s acquisitions continue to be EPS accretive in their second year, and are on track to generate an internal rate of return (IRR) of greater than 20%, approximately double IBM’s cost of capital.  This performance excludes the cross-product revenue synergies IBM recognizes in customer solution sales (e.g. services or hardware provided in support of software sales).

The early performance results on 2006 acquisitions are also very strong.  In 2006, IBM invested almost $5 billion on 13 acquisitions, including the following larger acquisitions:

FileNet ($1.6 billion)
Internet Security Systems ($1.4 billion)
Micromuse ($0.9 billion)
MRO Software ($0.7 billion)

In the fourth quarter of 2006, revenue growth from 2006 acquisitions in total was up about 50% year-over-year, with the majority of acquisitions exceeding their business cases.

These acquisitions also benefit IBM’s core businesses in a number of ways, most directly by providing IBM access to new customers, and indirectly, by accelerating IBM’s internal process improvements.

“An interesting by-product of our rapid acquisition integration efforts has been an acceleration of our internal business process transformations.  The acquired companies have really sharpened our focus on operational efficiency, benefiting our core businesses.” Mark Loughridge, IBM Chief Financial Officer

Given IBM’s track record, IBM plans to continue the accelerated pace of acquisitions in 2007, depending on valuations. By implementing its proven end-to-end acquisition process, IBM will drive innovation for its customers and profitable revenue growth for its shareholders.

Notes & Assumptions

(1)       In an effort to provide additional and useful information regarding the company’s results as determined by generally accepted accounting principles (GAAP), these materials include certain non-GAAP information.  Please see Attachment II (Non-GAAP Supplementary Materials) to IBM’s June 7, 2006 Form 8K for additional information about estimated PTI for acquisitions.

(2)       Revenue growth rates for 2002-2005 acquisitions are based on a combination of actual revenue where available and projected revenue based on recent performance trends.

(3)       The 2002-2005 acquisition assessment includes 39 acquisitions priced under $500 million. Excluded acquisitions included those transactions under $5M, minority investment and subsidiary consolidations, and joint ventures,  for a total of 8 excluded transactions.

(4)       Fourth quarter 2005 revenue for 2006 acquisitions is estimated based upon SEC filings (for public companies) and company financial records (for private companies), and is pro-rated, where necessary, for acquisitions that closed during the fourth quarter.

(5)       Fourth quarter 2006 revenue is reported at actual currency rates, and for certain 2006 acquisitions includes an adjustment for deferred revenue. IBM typically experiences strong revenue generation in the fourth quarter relative to other quarterly periods.